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                                   EXHIBIT 4.2


                      AMENDMENT TO RETAINER AGREEMENT WITH

                                 HORWITZ & BEAM,

                             DATED JANUARY 24, 2000

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                                 LAW OFFICES OF
                                 HORWITZ & BEAM
                          TWO VENTURE PLAZA, SUITE 350
                            IRVINE, CALIFORNIA 92618
                                 (949) 453-0300
                                 (310) 842-8574
                               FAX: (949) 453-9416

Gregory B. Beam, Esq.                                 Patti L.W. McGlasson, Esq.
Lawrence W. Horwitz, Esq.                              K. William Pergande, Esq.
Lynne Bolduc, Esq.                                        John Y. Igarashi, Esq.
Lawrence M. Cron, Esq.                                 Christopher T. Jain, Esq.
Ralph R. Loyd, Esq.                                        Matteo G. Daste, Esq.

                                                             Mark S. Dodge, Esq.
 E-mail: lbolduc@h-blaw.com                                           of Counsel

                                January 24, 2000
Mr. Tony Shahbaz
I/OMagic Corporation
6B Autry
Irvine, CA  92618

         RE:  LEGAL REPRESENTATION

Dear Mr. Shahbaz:

         On September 28, 1993, the Company entered into a Retainer Agreement (the "Retainer Agreement") with Horwitz & Beam pursuant to which Horwitz & Beam agreed to provide legal services to the Company commencing as of the date of the agreement. The term of the Retainer Agreement shall be until either party terminates the agreement. Under the terms of the Retainer Agreement, Horwitz & Beam is to represent, advise, and counsel the Company concerning general business and corporate matters.

         The Company wishes to continue the engagement of Horwitz &Beam in a proposed arbitration proceeding by the Company (the "Matter") and wishes to pay for some of the services rendered in the Matter with Shares of Common Stock with registration rights on Form S-8. Therefore, this Agreement shall amend our Retainer Agreement to provide for the registration of Form S-8 of 40,000 Shares payable to Horwitz &Beam under the same terms as contained in the Retainer Agreement.

COMPENSATION

         In connection with the Retainer Agreement, the Company has agreed to register on Form S-8 40,000 shares of Common Stock of the Company over the term of the Retainer Agreement and which are not being administered by either the Board of Directors of the Company or any committee of the Board of Directors organized for that purpose. The Company agrees to compensate Horwitz & Beam for services rendered in connection with the Matter in accordance with the following terms:

         $100 per hour payable in the form of stock issuable at $2.00 per share, up to a maximum of 40,000 Share with Form S-8 registration rights ("Compensation Shares"). All Compensation Shares shall have no lock-up period and Horwitz & Beam shall have the right to immediately trade such Compensation Shares on the public securities markets.

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                                 HORWITZ & BEAM
January 24, 2000
Page 2


RESTRICTIONS UNDER SECURITIES LAWS

         The sale of any shares of Common Stock must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater stockholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under the Federal Securities Laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or any other applicable exemption. Officers, directors and 10% and greater stockholders are also subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934. Section 16(b) of the Exchange Act generally provides that if an officer, director or 10% and greater stockholder sold any Common Stock of the Company acquired pursuant to the exercise of a stock option or warrant, he would generally be required to pay to the Company and "profits" resulting from the sale of the stock and receipt of the stock option. Section 16(b) exempts all option exercises from being treated as purchases and, instead, treats an option grant as a purchase of the underlying security, which grant/purchase may be matched with any sale of the underlying security within six months of the date of grant.

         If this letter correctly sets forth your understanding and agreement with respect to the matters mentioned above, please execute and return one copy of this letter.

                                       Very truly yours,

                                       HORWITZ & BEAM


                                       /s/  Lawrence W. Horwitz
                                       ---------------------------
                                       Lawrence W. Horwitz

The undersigned hereby confirms and agrees that this letter, executed and effective this 24th day of January, 2000, sets forth my understanding and agreement.

I/OMAGIC CORPORATION

By: /s/  Tony Shahbaz
    --------------------------
    Tony Shahbaz
Title: President